BDO Seidman, LLP

Certified Public Accountants and Consultants

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 25, 2008, to be filed by our former client, SouthPeak Interactive Corporation (formerly Global Services Partners Acquisition Corporation). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP
July 31, 2008